Exhibit 99.1

To the Limited Partners of

MB Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Alper Daglioglu
President and Director
Ceres Managed Futures LLC
General Partner,
MB Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
14th Floor
New York, NY 10036
855-672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

MB Master Fund L.P.:

We have audited the accompanying statements of financial condition of MB Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2013 and 2012, and the related statements of income and expenses and changes in partners’ capital for each of the two years in the period ended December 31, 2013 and for the period May 1, 2011 (commencement of trading operations) to December 31, 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of MB Master Fund L.P. as of December 31, 2013 and 2012, and the results of its operations and changes in its partners’ capital for each of the two years in the period ended December 31, 2013 and for the period May 1, 2011 (commencement of trading operations) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
New York, New York
March 25, 2014

MB Master Fund L.P.

Statements of Financial Condition

December 31, 2013 and 2012

	2013	2012
Assets:
Equity in trading account:
Cash	$289,817,482	$61,403,256
Cash margin	9,568,502	3,078,882
Net unrealized appreciation on open futures contracts	1,893,970	529,744
Options purchased, at fair value (cost $25,232,613 and $5,038,219 at December 31, 2013 and 2012, respectively)	26,469,973	4,367,549

Total trading equity	327,749,927	69,379,431
Expense Reimbursement	5,366	9,584

Total Assets	$327,755,293	$69,389,015

Liabilities and Partners’ Capital:
Liabilities:
Options premium received, at fair value (premium $15,985,360 and $3,634,578 at December 31, 2013 and 2012, respectively)	$15,827,487	$3,440,869

Accrued expenses:
Clearing fees due to MS&Co.	57,465	—
Professional fees	39,704	54,991

Total liabilities	15,924,656	3,495,860

Partners’ Capital:
General Partner	—	—
Limited Partners	311,830,637	65,893,155

Total liabilities and partners’ capital	$327,755,293	$69,389,015

See accompanying notes to financial statements.

MB Master L.P.

Condensed Schedule of Investments

December 31, 2013

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	1,375	(401,760)	(0.13)%
Grains	2,424	(1,457,458)	(0.47)
Livestock	1,665	199,989	0.07
Metals	141	18,525	0.01
Softs	1,578	(255,800)	(0.08)

Total futures contracts purchased		(1,896,504)	(0.60)

Futures Contracts Sold
Energy	1,565	1,171,770	0.38
Grains	3,531	2,310,303	0.74
Livestock	1,246	(207,888)	(0.07)
Metals	74	(19,690)	(0.01)
Softs	785	535,979	0.17

Total futures contracts sold		3,790,474	1.21

Options Purchased
Calls
Energy	615	546,702	0.18
Grains	758	1,505,487	0.48
Metals	551	409,830	0.13
Softs	5,211	1,673,305	0.54
Puts
Energy	916	1,163,320	0.37
Grains	24,482	18,216,311	5.84
Livestock	741	781,760	0.25
Metals	497	984,560	0.32
Softs	2,995	1,188,698	0.38

Total options purchased		26,469,973	8.49

Options Premium Received
Calls
Grains	662	(2,407,269)	(0.77)
Metals	1,023	(351,340)	(0.11)
Softs	6,276	(431,738)	(0.14)
Puts
Grains	26,358	(12,331,819)	(3.96)
Metals	76	(104,880)	(0.03)
Softs	1,122	(200,441)	(0.07)

Total options premium received		(15,827,487)	(5.08)

Net fair value		$12,536,456	4.02%

See accompanying notes to financial statements.

MB Master L.P.

Condensed Schedule of Investments

December 31, 2012

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Energy	185	$535,926	0.81%
Grains	873	(1,267,672)	(1.92)
Softs	662	(426,869)	(0.65)

Total futures contracts purchased		(1,158,615)	(1.76)

Futures Contracts Sold
Energy	287	(415,134)	(0.63)
Grains	773	1,362,975	2.07
Softs	457	740,518	1.12

Total futures contracts sold		1,688,359	2.56

Options Purchased
Calls
Energy	506	164,580	0.25
Grains	464	1,484,181	2.25
Softs	728	(397,127)	(0.60)
Puts
Grains	2,545	2,934,388	4.45
Livestock	135	29,700	0.05
Softs	287	151,827	0.23

Total options purchased		4,367,549	6.63

Options Premium Received
Calls
Grains	466	(2,097,956)	(3.18)
Softs	235	(30,939)	(0.05)
Puts
Energy	304	(820,090)	(1.24)
Grains	841	(538,657)	(0.82)
Softs	625	46,773	0.07

Total options premium received		(3,440,869)	(5.22)

Net fair value		$1,456,424	2.21%

See accompanying notes to financial statements.

MB Master Fund L.P.

Statements of Income and Expenses

for the years ended

December 31, 2013 and 2012, and for the period

May 1, 2011 (commencement of trading operations)

to December 31, 2011

	2013	2012	2011
Investment Income:
Interest income	$92,224	$30,442	$963

Expenses:
Clearing fees	5,165,063	823,789	282,831
Professional fees	121,699	64,947	56,300

Total expenses	5,286,762	888,736	339,131
Expense reimbursements	(106,566)	(167,114)	(12,622)

Net expenses	5,180,196	721,622	326,509

Net investment income (loss)	(5,087,972)	(691,180)	(325,546)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	10,984,676	435,836	(311,703)
Change in net unrealized gains (losses) on open contracts	3,236,420	(697,515)	750,298

Total trading results	14,221,096	(261,679)	438,595

Net income (loss)	$9,133,124	$(952,859)	$113,049

See accompanying notes to financial statements.

MB Master Fund L.P.

Statements of Changes in Partners’ Capital

for the years ended

December 31, 2013 and 2012, and for the period May 1, 2011

(commencement of trading operations)

to December 31, 2011

Partners’ Capital
Initial capital contributions from Limited Partners at May 1, 2011	12,756,614
Net income (loss)	113,049
Subscriptions	26,442,407
Redemptions	(436,670)
Distribution of interest income to feeder funds	(963)

Partners’ Capital at December 31, 2011	38,874,437
Net income (loss)	(952,859)
Subscriptions	34,115,983
Redemptions	(6,113,964)
Distribution of interest income to feeder funds	(30,442)

Partners’ Capital at December 31, 2012	65,893,155
Net income (loss)	9,133,124
Subscriptions	332,941,852
Redemptions	(96,045,270)
Distribution of interest income to feeder funds	(92,224)

Partners’ Capital at December 31, 2013	$311,830,637

See accompanying notes to financial statements.

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

1.	Partnership Organization:

MB Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on April 21, 2011, to engage in the speculative trading of a diversified portfolio of commodity interests, including futures contracts, options, swaps and forward contracts. The sectors traded include energy, grains, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings, and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. As of December 31, 2013, all trading decisions for the Master are made by the Advisor (defined below).

On May 1, 2011 (commencement of trading operations), Commodity Advisors Fund L.P. (“Commodity Advisors”) allocated a portion of its capital to the Master. Commodity Advisors purchased an interest in the Master with cash equal to $12,756,614. On December 1, 2011, Institutional Futures Portfolio L.P. (“Institutional”) and Morgan Stanley Spectrum Strategic L.P. (“Spectrum Strategic”) each allocated a portion of their capital to the Master. Institutional purchased an interest in the Master with cash equal to $15,739,996 and Spectrum Strategic purchased an interest in the Master with cash equal to $8,952,411. On July 1, 2012, Managed Futures Premier Aventis L.P. (“Premier Aventis”) allocated substantially all of its capital to the Master. Premier Aventis purchased an interest in the Master with cash equal to $4,757,145. On February 1, 2013, Managed Futures Premier Aventis II L.P. (“Premier Aventis II”) allocated substantially all of its capital to the Master. Premier Aventis II purchased an interest in the Master with cash equal to $262,944,186. On June 1, 2013, Morgan Stanley Managed Futures Custom Solutions Fund L.P. (“Custom Solutions”) allocated a portion of its capital to the Master. Custom Solutions purchased an interest in the Master with cash equal to $1,300,000. The Master was formed to permit commodity pools managed now and in the future by Aventis Asset Management, LLC (formerly known as Misfit Financial Group, LLC) (the “Advisor”) using the Aventis Diversified Commodity Strategy (formerly the Barbarian Program), a proprietary, discretionary trading system, to invest together in one trading vehicle.

During the period covered by this report, the Master’s commodity brokers were Citigroup Global Markets Inc. (“CGM”) and Morgan Stanley & Co. LLC (“MS&Co.”).

The Master operates under a structure where its investors consist of Commodity Advisors, Institutional, Spectrum Strategic, Premier Aventis, Premier Aventis II and Custom Solutions (each a “Feeder”, collectively the “Funds”). Commodity Advisors, Institutional, Spectrum Strategic, Premier Aventis, Premier Aventis II and Custom Solutions owned approximately 3.6%, 2.4%, 1.3%, 6.4%, 85.4% and 0.9% investments in the Master at December 31, 2013, respectively. Commodity Advisors, Institutional, Spectrum Strategic and Premier Aventis owned approximately 21.0%, 25.1%, 12.4% and 41.5% investments in the Master at December 31, 2012, respectively.

The Master will be liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

2.	Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.	Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statements of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses from the preceding period are reported in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the use of judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. The General Partner has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and makes disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

On October 1, 2012, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2012-04 “Technical Corrections and Improvements,” which makes minor technical corrections and clarifications to Accounting Standards Codification (“ASC”) 820, “Fair Value Measurements and Disclosures.” When the FASB issued Statement 157 (codified in ASC 820), it conformed the use of the term “fair value” in certain pre-Codification standards but not others. ASU 2012-04 conforms the term’s use throughout the ASC “to fully reflect the fair value measurement and disclosure requirements” of ASC 820. ASU 2012-04 also amends the requirements that must be met for an investment company to qualify for the exemption from presenting a statement of cash flows. Specifically, it eliminates the requirements that substantially all of an entity’s investments be carried at “market value” and that the investments be highly liquid. Instead, it requires substantially all of the entity’s investments to be carried at “fair value” and classified as Level 1 or Level 2 measurements under ASC 820.

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The Master considers prices for exchange-traded commodity futures, forwards, swaps and options contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the year ended December 31, 2013, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). As of and for the year ended December 31, 2012, the Master did not hold any derivative instruments for which market quotations are not readily available and were priced by broker-dealers who derive fair values for those assets and liabilities from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3). During the years ended December 31, 2013 and 2012, there were no transfers of assets or liabilities between Level 1 and Level 2.

	December 31, 2013	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Signficant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$4,850,521	$4,850,521	$—	$—
Options purchased	26,469,973	26,469,973	—	—

Total Assets	31,320,494	31,320,494	—	—

Liabilities
Futures	2,956,551	2,956,551	—	—
Options premium received	15,827,487	15,827,487	—	—

Total Liabilities	18,784,038	18,784,038	—	—

Net Fair Value	$12,536,456	$12,536,456	$—	$—

	December 31, 2012	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$2,876,201	$2,876,201	$—	$—
Options purchased	5,107,548	5,107,548	—	—

Total Assets	7,983,749	7,983,749	—	—

Liabilities
Futures	2,346,457	2,346,457	—	—
Options premium received	4,180,868	4,180,868	—	—

Total Liabilities	6,527,325	6,527,325	—	—

Net fair value	$1,456,424	$1,456,424	$—	$—

d.

Futures Contracts.    The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuation in the value of the underlying contracts and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	Options. The Master may purchase and write (sell) both exchange listed and over-the-counter (“OTC”) options on commodities or financial instruments. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Master writes an option, the premium received is recorded as a liability in the Statements of Financial Condition and marked to market daily. When the Master purchases an option, the premium paid is recorded as an asset in the Statements of Financial Condition and marked to market daily. Net realized gains (losses) and changes in net unrealized gains (losses) on options contracts are included in the Statement of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner has concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2011 through 2013 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that other than described in Note 8 to the financial statements, no events have occurred that require adjustment of or disclosure in the financial statements.

i.

Recent Accounting Pronouncements.    In June 2013, the FASB issued ASU 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements.” ASU 2013-08 changes the approach to the investment company assessment, requires non-controlling ownership interests in other investment companies to be measured at fair value, and requires additional disclosures about the investment company’s

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

status as an investment company. The amendments are effective for interim and annual reporting periods beginning after December 15, 2013. The Master is currently evaluating the impact this pronouncement would have on the financial statements.

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner, CGM or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

Prior to and during part of the third quarter of 2013, the Master was party to a Customer Agreement with CGM (the “CGM Customer Agreement”). During the third quarter of 2013, the Partnership entered into a Customer Agreement with MS&Co. (the “MS&Co. Customer Agreement”). The Master has terminated the CGM Customer Agreement.

Under the CGM Customer Agreement, CGM provided services to the Master, including, among other things, the execution and clearing of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, service, user, give-up, floor brokerage and National Futures Association (“NFA”) fees (collectively, the “CGM clearing fees”) were borne by the Master and allocated to the Funds. All other fees including CGM’s direct brokerage fees were borne by the Funds. During the term of the CGM Customer Agreement, all of the Master’s assets were deposited in the Master’s account at CGM. The Master’s cash was deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2012, the amount of cash held by the Master for margin requirements was $3,078,882.

Under the MS&Co. Customer Agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and NFA fees (collectively, the “MS&Co clearing fees,” and together with the CGM clearing fees, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at MS&Co. The Master’s cash is deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2013, the amount of cash held by the Master for margin requirements was $9,568,502. The MS&Co. Customer Agreement may generally be terminated upon notice by either party.

Spectrum Strategic pays to MS&Co. a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the net assets of Spectrum Strategic allocated to the Advisor as of the first day of each month. Such fee includes clearing fees that are charged to the Master, therefore, the Master receives monthly expense reimbursements on clearing fees from MS&Co.

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

incurred during such month, as shown on the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ capital allocation percentage for Spectrum Strategic’s investment in the Master.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The MS&Co. Customer Agreement with the Master gives, and the CGM Customer Agreement with the Master gave, the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and open forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded for the years ended December 31, 2013 and 2012 were 10,892 and 3,352, respectively. The monthly average number of option contracts traded for the years ended December 31, 2013 and 2012 were 86,888 and 4,752, respectively. The monthly average notional value of currency forward contracts held for the years ended December 31, 2013 and 2012 were $118,406 and $0, respectively.

On January 1, 2013, the Master adopted ASU 2011-11, “Disclosure about Offsetting Assets and Liabilities” and ASU 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” ASU 2011-11 created a new disclosure requirement about the nature of an entity’s rights to setoff and the related arrangements associated with its financial instruments and derivative instruments, while ASU 2013-01 clarified the types of instruments and transactions that are subject to the offsetting disclosure requirements established by ASU 2011-11. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of these disclosures is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of International Financial Reporting Standards. The new guidance did not have a significant impact on the Master’s financial statements.

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The following tables summarize the valuation of the Master’s investments as of December 2013 and 2012, respectively:

				Gross Amounts not Offset in the Statement of Financial Condition
December 31, 2013	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Amounts Presented in the Statement of Financial Condition	Financial Instruments	Cash Collateral Received	Net Amount
Assets
Futures	$4,850,521	$(2,956,551)	$1,893,970	$—	$—	$1,893,970
Options purchased	26,469,973	—	26,469,973	(15,827,487)	—	10,642,486

Total Assets	31,320,494	(2,956,551)	28,363,943	(15,827,487)	—	12,536,456

Liabilities
Futures	$(2,956,551)	$2,956,551	$—	$—	$—	$—
Options premium received	(15,827,487)	—	(15,827,487)	15,827,487	—	—

Total Liabilities	(18,784,038)	2,956,551	(15,827,487)	15,827,487	—	—

Net fair value						$12,536,456

				Gross Amounts not Offset in the Statement of Financial Condition
December 31, 2012	Gross Amounts Recognized	Gross Amounts Offset in the Statement of Financial Condition	Amounts Presented in the Statement of Financial Condition	Financial Instruments	Cash Collateral Received	Net Amount
Assets
Futures	$2,876,201	$(2,346,457)	$529,744	$—	$—	$529,744
Options purchased	4,367,549	—	4,367,549	(3,440,869)	—	926,680

Total Assets	7,243,750	(2,346,457)	4,897,293	(3,440,869)	—	1,456,424

Liabilities
Futures	$(2,346,457)	$2,346,457	$—	$—	$—	$—
Options premium received	(3,440,869)	—	(3,440,869)	3,440,869	—	—

Total Liabilities	(5,787,326)	2,346,457	(3,440,869)	3,440,869	—	—

Net fair value						$1,456,424

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

The following tables indicate the gross fair values of derivative instruments of futures and options contracts as separate assets and liabilities as of December 31, 2013 and 2012.

	December 31, 2013
Assets
Futures Contracts
Energy	$1,359,790
Grains	2,333,747
Livestock	296,918
Metals	74,145
Softs	785,921

Total unrealized appreciation on open futures contracts	$4,850,521

Liabilities
Futures Contracts
Energy	$(589,780)
Grains	(1,480,902)
Livestock	(304,817)
Metals	(75,310)
Softs	(505,742)

Total unrealized depreciation on open futures contracts	$(2,956,551)

Net unrealized appreciation on open futures contracts	$1,893,970	*

Assets
Options Purchased
Energy	$1,710,022
Grains	19,721,798
Livestock	781,760
Metals	1,394,390
Softs	2,862,003

Total options purchased	$26,469,973	**

Liabilities
Options Premium Received
Grains	(14,739,088)
Metals	(456,220)
Softs	(632,179)

Total options premium received	$(15,827,487	)***

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statement of Financial Condition.

**	This amount is included in “Options purchased, at fair value” on the Statement of Financial Condition.

***	This amount is included in “Options premium received, at fair value” on the Statement of Financial Condition.

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

	December 31, 2012
Assets
Futures Contracts
Energy	599,467
Grains	1,410,345
Softs	866,389

Total unrealized appreciation on open futures contracts	$2,876,201

Liabilities
Futures Contracts
Energy	(478,675)
Grains	(1,315,042)
Softs	(552,740)

Total unrealized depreciation on open futures contracts	$(2,346,457)

Net unrealized appreciation on open futures contracts	$529,744	*

Assets
Options Purchased
Energy	$164,580
Grains	4,418,569
Livestock	29,700
Softs	494,699

Total options purchased	$5,107,548	**

Liabilities
Options Premium Received
Energy	$(820,090)
Grains	(2,636,613)
Softs	(724,165)

Total options premium received	$(4,180,868	)***

*	This amount is included in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is included in “Options purchased, at fair value” on the Statements of Financial Condition.

***	This amount is included in “Options premium received, at fair value” on the Statement of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2013 and 2012 and for the period May 1, 2011 to December 31, 2011.

Sector	2013	2012		2011
Currencies	$(2,484)	—		—
Energy	1,780,340	$(5,708,435)		$(492,404)
Grains	19,550,541	4,614,137		606,051
Livestock	(5,696,904)	(120,562)		(83,245)
Metals	506,319	(224,100)		(43,466)
Softs	(1,916,716)	1,177,281		451,659

Total	$14,221,096	$(261,679	)****	$438,595	****

****	This amount is included in “Total trading results” on the Statements of Income and Expenses.

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

5.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master as of the end of any month. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master.

6.	Financial Highlights:

Ratios to average net assets for the years ended December 31, 2013, 2012 and for the period May 1, 2011 to December 31, 2011 were as follows:

	2013		2012		2011
Ratios to average net assets:
Net investment income (loss)*	(1.7)%		(1.5)%		(3.4	)%**

Operating expenses	1.7	%***	1.6	%***	3.4	%***

Total return	3.0%		0.1%		1.1%

*	Interest income less total expenses.

**	Annualized.

***	Percentages are annualized and after expense reimbursements (equal to 0.04%, 0.4% and 0.1%, respectively).

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average net assets.

7.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or OTC. Exchange-traded instruments include futures and certain forward, swap and option contracts. Swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in event of counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the

MB Master Fund L.P.

Notes to Financial Statements

December 31, 2013

contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as CGM and/or MS&Co. or their affiliates were the sole counterparties or brokers with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM and/or MS&Co., the Master’s counterparty is an exchange or clearing organization. The Master continues to be subject to such risks with respect to MS&Co.

As both a buyer and seller of options, the Master pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Master to potentially unlimited liability; for purchased options the risk of loss is limited to the premiums paid. Certain written put options permit cash settlement and do not require the option holder to own the reference asset. The Master does not consider these contracts to be guarantees.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

8.	Subsequent Events:

Effective April 1, 2014, the monthly brokerage fee that Spectrum Strategic pays to MS&Co. will be reduced to from 1/12 of 6% per month (a 6% annual rate) to 1/12 of 4% per month (a 4% annual rate) of the net assets of Spectrum Strategic allocated to the Advisor as of the first day of each month.